Exhibit 10(b)

CHANGE IN CONTROL AGREEMENT

This Agreement, dated as of this                      day of                     , 2010, is by and between                                          (“Executive”) and Sigma-Aldrich Corporation and any successor to its business and/or assets (“Company”).

WHEREAS, the Company considers it essential to the best interests of the Company that its key employees be encouraged to remain with the company and to devote full attention to the Company’s business in the event that any third party expresses its intention to take action which could result in a change in control of the Company; and

WHEREAS, Executive serves as a key employee of the Company;

NOW, THEREFORE, to encourage Executive’s continued, undivided attention, dedication and services to the Company and the availability of Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement. The term of this Agreement shall commence on the date first set forth above and shall end on , 2011, and shall continue in effect for successive periods of one year thereafter unless either the Company or Executive gives written notice of intent to terminate the Agreement at least six (6) months prior to the expiration of the then-current term of this Agreement. The Company is precluded from giving notice of intent to terminate within six months of a Change in Control or at any time at which a Change in Control with an identified party is under serious consideration.

2.	Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a)	“Board” means the Company’s Board of Directors.

(b)	“Cause” means any of the following:

(i)	the willful and continuous failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties,

(ii)	gross misconduct or gross negligence by Executive provided (A) the Board has determined that the resulting harm to the Company from Executive’s gross misconduct or gross negligence cannot be adequately remedied, or (B) Executive fails to correct any resulting harm to the Company within thirty (30) days after a written demand for correction is delivered to Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in gross misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company, or

(iii)	Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony.

(c)	“Change in Control” shall mean any of the following:

(i)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

(ii)	More than 25% of (x) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) the then outstanding shares of the Company’s common stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto (“Exchange Act”)) by any individual, entity or group (as defined below), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this clause (ii):

(A)	any acquisition or beneficial ownership by the Company or a “subsidiary corporation” as defined in Section 424(f) of the Code, or any successor provision (“Subsidiary”), or

(B)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries.

(iii)	Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:

(A)

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

(B)	no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

(C)	at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.

(iv)	The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

(v)	The shareholders of the Company shall approve a plan to liquidate or dissolve the Company, and the Company shall commence such liquidation or dissolution.

For purposes of the definition in this Section 2(c), group shall have the following meaning: Persons will not be considered to be acting as a group solely because they purchased stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)	“COBRA” shall mean the Consolidated Budget Reconciliation Act of 1985.

(e)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(f)	“Good Reason” means the occurrence of one or more of the following conditions without the consent of the Executive:

(i)	a material diminution in Executive’s authority, duties, or responsibilities;

(ii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iii)	a material diminution in the budget over which the Executive retains authority;

(iv)	a change of at least 50 miles in the geographic location at which the Executive must perform services for the Company;

(v)	any action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services; or

(vi)	a material diminution in the Executive’s base compensation.

(g)	“Incentive Payment” shall have the meaning as set forth in Section 3.

(h)	“Incumbent Board” means the group of directors consisting of (i) those individuals who, as of the effective date of this Agreement, constituted the Board and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, excluding, however, members of the Incumbent Board who are no longer serving as directors. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.

(i)	“Qualifying Termination” shall have the meaning as set forth in Section 5.

(j)	“Severance Payment” shall mean the benefit, if any, defined as a “severance payment” and paid to Executive as a lump sum under a severance plan of the Company.

(k)	“Short-Term Incentive Plan” shall mean the Sigma-Aldrich Corporation Cash Bonus Plan and any successor plan thereto.

(l)	“Supplemental Retirement Plan” shall mean the Sigma-Aldrich Supplemental Retirement Plan and any successor plan thereto.

(m)	“Termination Factor” means a factor equal to [1, 2, 2.99]*.

(n)	“Termination Payment” shall have the meaning as set forth in Section 6.

3.

Incentive Payments. In the event of a Change in Control, Executive shall be entitled to receive an “Incentive Payment.” Subject to the terms hereof, such payment will be made in a lump-sum sixty (60) days following the date of the Change in Control or as soon as administratively practicable thereafter but in no event later than 2 1/2 months after the close of the year in which the Change in Control occurs. The Incentive Payment shall equal the Executive’s bonus compensation otherwise payable under the terms of the Company’s Short-Term Incentive Plan determined on a pro rata basis for Executive’s services and performance to the date of the Change in Control and based on full and immediate vesting of the target award as of the date of the Change in Control. Notwithstanding any provision herein to the contrary, in the event an Incentive Payment is deferred compensation under Section 409A of the Code, such Incentive Payment shall be fully vested with respect to the target award and based on the pro rata portion for Executive’s services and performance to the date of the Change in Control and paid out pursuant to the terms of the awards and underlying plans.

4.	Stock Rights. In the event of a Change in Control, Executive’s non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units granted by the Company which are outstanding on the date of the Change in Control, shall vest and be exercisable.

5.

Qualifying Termination. Benefits only become payable under Sections 6 and 7 below if Executive experiences a “Qualifying Termination”. A Qualifying Termination shall occur on the later of the following events, provided both such events occur: (1) the Company terminates Executive’s employment without Cause or, no later than two years following the event that gives rise to Good Reason, Executive terminates his or her employment for Good Reason, provided that such termination of employment (be it without Cause or for Good Reason) occurs either six months prior to or two years following a Change in Control or (2) a Change in Control occurs. For purposes of a Qualifying Termination involving Good Reason, the Executive must provide the Company with notice within 90 days of the initial existence of a condition constituting Good Reason and afford the Company 30 days in which to remedy the condition. If the Company remedies the condition during the prescribed 30-day period and the Executive terminates employment, the Executive will not be deemed to have terminated his or her employment for Good Reason for purposes of this Section 5.

6.	Termination Payment. Except as described below, Executive shall receive a “Termination Payment” immediately upon the occurrence of a Qualifying Termination. The Termination Payment shall be subject to deduction for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Subject to all other provisions of this Agreement, including Section 9 hereof, the Termination Payment shall equal the sum of the following amounts less any “Severance Payment”:

(a)	All previously earned and accrued but unpaid base salary up to the date of Executive’s termination of employment;

(b)	An amount equal to the Termination Factor multiplied by Executive’s annual base salary as of the date of Executive’s termination of employment; and

(c)	An amount equal to the Termination Factor multiplied by the Executive’s full-year target award under the Short-Term Incentive Plan for the year in which Executive terminates employment.

7.	Continuation of Benefits. Executive shall receive the following benefits beginning upon the occurrence of a Qualifying Termination.

(a)	The Company will maintain Director and Officer insurance for the benefit of Executive to the maximum extent and for the maximum duration provided under applicable bylaws and insurance policies to the extent permitted by applicable law.

(b)	The Company will indemnify Executive for all of the expenses incurred or damages paid or payable with respect to a bona fide claim against Executive, including settlement payments, where such claim is based on actions or failures to act by Executive in his or her capacity as an employee of the Company, to the maximum extent and for the maximum duration provided under applicable bylaws and insurance policies to the extent permitted by applicable law.

8.

Cap on Certain Payments by the Company. In the event that any payment or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would exceed the greatest amount that could be paid to the Executive without Executive incurring an excise tax imposed by Section 4999 of the Code, then the amounts payable to Executive under this Agreement (or any other agreement, plan or arrangement) shall be reduced (but not below zero) to the maximum amount which may be paid without Executive becoming subject to such excise tax, but only if and to the extent such reduced amount would provide a greater benefit to Executive than an unreduced payment that would subject Executive to such excise tax. Payment of the foregoing amount shall be in full satisfaction of any and all rights under this Agreement and shall be subject to the next sentence. In no event will the Company pay any excise tax imposed by Section 4999 of the Code or otherwise on behalf of Executive. No amounts or benefits which constitute nonqualified deferred compensation subject to Code Section 409A shall be forfeited or reduced pursuant to this Section 8 until all amounts and benefits not subject to Code Section 409A have been forfeited, and reduction or forfeiture of amounts subject to Code Section 409A shall be made first (to the extent necessary) out of payments and benefits which are due at the latest future date.

9.	Non-Disclosure of Confidential Information and Noncompete.

(a)	Executive expressly recognizes and acknowledges that during Executive’s employment with the Company, Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information and information about (i) current or prospective customers and/or suppliers and customer and supplier lists (ii) employees, research, goodwill, production, prices, costs, margins, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) marketing, pricing strategies, business plans, and business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). Executive agrees, by acceptance of the benefits under this Agreement, to protect all Confidential Information of the Company.

(b)	Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products, biochemical and biological products and allied chemical and life sciences activities throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(c)

Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following any termination of his employment with the Company which gives rise to a Termination Payment under Section 6, regardless of how or why Executive’s employment terminates, engage in, provide any services or advice to, contribute Executive’s knowledge to or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with, the same as or similar to a product, process, service or development on which Executive worked or with respect to which Executive had access to Confidential Information while with the Company anywhere the Company markets or sells any such product or service, provided, however, that the foregoing shall not prohibit Executive from owning 2% or less of the outstanding equity securities of a publicly traded entity. Following expiration of said two-year period, Executive shall continue to be obligated under the Confidential Information provisions of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information. Following termination of employment for any reason, Executive agrees to advise the Company of Executive’s new employer, work location and job responsibilities within ten days after accepting new employment and agrees to keep the Company so advised of any change in Executive’s employment for two years following termination of employment with the Company.

(d)	Executive understands that the intention of this Section of this Agreement is not to prevent the Executive from earning a livelihood, and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Executive’s breach of Section 9 of this Agreement shall relieve Company of its obligations (if any) to pay that portion of any Termination Payment described in Sections 6(b) and 6(c) (“Noncompete Payments”). In the event that Executive breaches this Section 9 after Executive has received the Termination Payment, Executive shall immediately return the full amount of the Noncompete Payments to the Company, with interest from the date Executive received such amounts.

10.	At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement is not a contract of employment and does not guarantee Executive employment for any particular period of time. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

11.	General Reimbursement Procedure. To the extent that Executive is entitled to any reimbursements (or in-kind benefits) under this Agreement and the procedures for such reimbursements (or in-kind benefits) are not otherwise set forth herein, such reimbursements and provision of in-kind benefits shall be made as soon as administratively practicable but in no event later than the end of the two year period following the date Executive terminates employment with the Company.

12.	Arbitration; Litigation Expenses. All claims, disputes and other matters in question between the parties arising under this Agreement, other than under Section 9 (which may be enforced by the Company through injunctive or other equitable relief), shall be decided by arbitration in accordance with the rules of the American Arbitration Association. (“AAA”), unless the parties mutually agree otherwise. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal of further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall be conducted in accordance with the Rules of the AAA and the proceedings shall be private and confidential.

The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Corporation having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

The administrative costs of the arbitration shall be borne equally by the parties, and each party shall pay its own costs in connection with any equitable relief sought with respect to enforcement of Section 9; however, if Executive is the prevailing party in any such arbitration (or other action, if applicable), the Company shall pay all costs and attorneys’ fees incurred by Executive in such action. For purposes of this Agreement, the prevailing party shall be the party that substantially prevails in the action after the resolution of all claims. The arbitrator shall retain jurisdiction of the dispute to determine any prevailing party issues.

13.	General Creditor. Any and all amounts payable hereunder to Executive shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that Executive or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

14.	Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Company’s Severance Plan or Executive Severance Plan, or otherwise, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

15.	No Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company and any successor to the Company, but neither this Agreement nor any rights hereunder shall be assigned by Executive.

16.	Prior Agreements. Upon execution by both parties, this Agreement shall supersede and replace all prior employment agreements between the Company and Executive, and this Agreement shall constitute the entire agreement between the parties, except as expressly provided herein, concerning the effect of a Change in Control on the employment relationship between the Company and Executive.

17.	Entire Agreement. This Agreement represents the entire and integrated Change in Control Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto, including, without limitation, that Change in Control Agreement between the parties dated December , 2008.

18.	Waiver and Releases. In consideration of the covenants under this Agreement and as a condition precedent to receiving any payments under this Agreement, Executives agrees to execute a Release of employment claims in such form as requested by the Company.

19.	Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 19 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner.

If to Executive:

If to the Company:

Sigma-Aldrich Corporation

ATTN: General Counsel

3050 Spruce Street

St. Louis, MO 63103

(314) 286-7442

20.	Amendments and Waivers. The Company may amend, terminate, or otherwise modify this Agreement at any time in such manner as it determines in its sole discretion by written notice of intent to so amend, terminate, or modify the Agreement at least six (6) months prior to the expiration of the then-current term of this Agreement. Notwithstanding the foregoing, the Company is precluded from giving notice of intent to amend, terminate, or otherwise modify within six months of a Change in Control or at any time at which a Change in Control with an identified party is under serious consideration; provided, however, that the parties may agree to amend, terminate, or otherwise modify this Agreement in writing and signed by both parties hereto at any time.

21.	Governing Law. The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Subject to Section 12, any action concerning this Agreement shall be brought in a court of competent jurisdiction in Saint Louis County, Missouri and each party consents to the venue and jurisdiction of such courts.

22.	Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

23.	Section 409A Savings Clause. The payments and benefits under this Agreement are intended to be exempt from the provisions of 409A of the Code, and the Agreement shall be interpreted consistently with this intent.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement this              day of December 2010.

I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

SIGMA-ALDRICH CORPORATION	EXECUTIVE

By	By

*	Note: The 2.99 multiple applies to the Chief Executive Officer and all officers hired before January 1, 2010. Officers hired after that date will have a 1 or 2 multiplier applied, depending on their compensation grade

12